News Release: IMMEDIATE RELEASE

For further information, contact:

Suzie Singer, Corporate Communications	812.376.1917
Greg Ehlinger, Chief Financial Officer	812.376.1935
Conference call, 12:00 EST, 1:00 EDT July 23, 2003	888.545.0687
Replay (passcode: 7429218)	877.213.9653

IRWIN FINANCIAL CORPORATION ANNOUNCES
SECOND QUARTER EARNINGS

  Earnings Per Share Increase 61 Percent Over Second Quarter 2002
  Record Mortgage Banking and Commercial Banking Income, Up 153 And 45 Percent, Respectively
  Commercial Credit Quality Stable
  Consumer Credit Quality Projected to Remain Weak; Additional Residual Impairment Taken
  2003 Earnings Guidance Maintained at Least $2.25 per Share

(Columbus, IN, July 23, 2003) Irwin Financial Corporation (NYSE: IFC), a bank holding company focusing on mortgage banking, small business lending, and home equity lending, today announced net income for the second quarter of 2003 of $13.2 million or $0.45 per diluted share. This compares with net income of $8.0 million or $0.28 per diluted share during the same period in 2002, an increase in earnings per share of 61 percent.

"We produced solid results in spite of an external environment characterized by lackluster economic growth and volatile interest rates, as well as our internal decisions to revise the assumptions in our home equity residual loss models significantly. In addition, we made the strategic decision to close one of our commercial finance distribution channels," said Will Miller, Chairman and CEO of Irwin Financial. "Once again, I believe we have seen the consolidated value of our balanced revenue model. Increases in our consumer credit costs were offset by strong origination volume in our mortgage banking operation, resulting in an increase in net income versus the same quarter last year. This is the intended result of our balanced revenue strategy. Given our current pipeline of mortgage originations, the growth of our servicing portfolio, and the continued strong results at our commercial banking line of business, we believe we will have a strong second half and we continue to expect to earn at least $2.25 per share for the entire year. This would be a greater than 19 percent improvement over our 2002 results."

Consolidated Results

Financial highlights included:

$ in millions, except EPS	2Q 2003	2Q 2002	Percent Change	YTD 2003	YTD 2002	Percent Change
Net Interest Income After Provision for Losses	$58	$38	53%	$113	$72	57%
Non-Interest Income	74	47	58	144	98	46
Total Consolidated Net Revenues	133	85	55	257	171	51
Non-Interest Expense	111	72	54	217	142	53
Net Income	13	8	66	25	18	39
Earning per Share (diluted)	0.45	0.28	61	0.86	0.67	28

Loans and Leases	3,049	2,676	14
Mortgage Loans Held for Sale	1,666	437	281
Shareholders' Equity	385	329	17
Total Risk-Based Capital Ratio	13.5%	12.5%

Return on Average Equity	14.2%	9.8%		13.7%	12.0%

Net income exceeded our preliminary expectations for quarterly results as reflected in our filing on Form 8-K on July 3, 2003, due principally to reviews of credit loss reserves (especially in our revised assumptions for our residual models) that were part of the normal quarter-end closing process and improvements in secondary marketing results in our mortgage banking operations (due to a combination of high levels of mortgage loan originations and favorable secondary market conditions).

As noted in the table above, net revenues increased $47 million year-over-year or 55 percent to $133 million, principally reflecting strength in mortgage banking originations. Non-interest expense rose $39 million or 54 percent year-over-year, principally reflecting commission and other compensation related expenses arising from the increase in mortgage loan production.

Our loan and lease portfolio totaled $3.0 billion as of June 30, 2003, up $0.1 billion or 2 percent from the end of the first quarter and 14 percent from a year earlier, reflecting growth in our commercial portfolios.

Reflecting the favorable environment for mortgage lending, our mortgage loans held for sale totaled $1.7 billion at quarter end, up slightly from March 31, but up from $0.4 billion a year earlier.

Deposits totaled $3.3 billion at June 30, a $0.3 billion increase over March 31. Increases in non-interest bearing deposits accounted for the bulk of the increase, principally reflecting the increase to $1.0 billion in escrow deposits that are associated with our growing mortgage servicing portfolio.

We had $385 million or $13.76 per share in common shareholders' equity as of June 30, 2003, a year-over-year per share increase of 16 percent. Our Tier 1 Leverage Ratio and Total Risk-based Capital Ratio were 9.1 percent and 13.5 percent, respectively, as of June 30, 2003, compared to 9.8 percent and 13.4 percent, respectively, at the end of the first quarter 2003.

In connection with an analysis of the capital needed to support certain of our home equity lending activities in accordance with regulatory guidance set forth in SR 01-4 and in consultation with our banking regulators, we will make a risk-weighting adjustment in our regulatory Consolidated Report of Condition and Income, for periods beginning with the end of the third quarter of 2003. This adjustment will reflect a risk-weighting of 200 percent for certain assets that are described in the guidance as "subprime." We estimate that these assets totaled approximately $250 million as of June 30, 2003. We have curtailed the origination of loan and line products that require this risk capital treatment and intend to sell all new originations of these products on a whole loan basis. Therefore, we expect the portfolio balance to decline over time. Assuming normal attrition of such loans, we anticipate the new risk weighting would have the initial effect of lowering our Total Risk-based Capital Ratio by approximately 0.60 to 0.80 percent, declining in effect over time as the assets are removed from our balance sheet.

Our consolidated loan and lease loss provision totaled $14 million, a $4 million or 43 percent increase compared with the first quarter of 2003, principally reflecting increases in reserves for our home equity loan and broker-sourced lease portfolios. We also considerably modified the models we use to project future cashflows on loans associated with our home equity residual assets to provide for higher levels of anticipated future losses, which had the effect of elevating the loss reserves embedded in those residuals. The resulting residual asset impairment is discussed in more detail in the home equity line of business segment report below.

Nonperforming assets (including other real estate owned of $5 million) were $41 million or 0.74 percent of total assets as of June 30, 2003, down from $43 million or 0.81 percent of total assets at the end of the first quarter. Our on-balance sheet allowance for loan and lease losses totaled $58 million as of June 30, 2003, compared with $54 million at March 31. The ratio of on-balance sheet allowance for loan and lease losses to nonperforming loans and leases totaled 163 percent compared to 140 percent at March 31.

Net charge-offs rose to $10 million, up $4 million from the first quarter, primarily due to increases in our home equity and broker-sourced lease portfolios. The ratio of charge-offs to average loans and leases, and the allowance for loans and lease losses to total loans and leases for our principal credit-related portfolios are shown below:

	Commercial Banking	Home Equity Lending On-Balance Sheet	Home Equity Lending Off-Balance Sheet[1]	Commercial Finance
30-Day and Greater Delinquencies[2]
June 30, 2003	0.32%	2.70%	8.66%	0.91%
March 31, 2003	0.66	2.66	8.05	0.98
June 30, 2002	0.07	2.48	5.56	1.37

Annualized Charge-offs
2Q03	0.25%	2.58%	6.14%	2.72%
1Q03	0.21	1.74	4.95	2.06
2Q02	0.15	2.02	3.24	1.76

Allowance to Loans and Leases[1]
June 30, 2003	1.13%	3.45%	11.94%	2.59%
March 31, 2003	1.15	3.14	8.16	2.33
June 30, 2002	1.04	2.05	9.02	1.74

___________________________
1Off-balance sheet loans underlie our residual assets. These loans have been treated as sold under SFAS 140 and have a reserve methodology that reflects life-of-account loss expectations, whereas our policy for on-balance sheet loans requires that we hold loss reserve coverage sufficient for potential losses inherent in the portfolio at the balance sheet date. The figures for reserves in the column labeled "Home Equity Lending Off Balance Sheet," therefore, are not balance sheet accounts of "allowance for loan and lease losses", but instead represent the percentage of undiscounted losses assumed in our residual valuation relative to the underlying loan balances supporting the residual assets.

2Delinquency figures for the commercial banking line of business are shown for the commercial banking portfolio, rather than the entire line of business loan portfolio which includes a small consumer portfolio.

Line of Business Results

Mortgage Banking

Net income at our mortgage banking line of business totaled $23.2 million in the second quarter of 2003, a new quarterly record. Net income increased $14.1 million or 153 percent compared with the year earlier period. The year-over-year increase was largely attributable to strong loan originations and sales, the result of favorable interest rate conditions as well as distribution channel expansion.

Mortgage loan originations totaled $7.2 billion during the second quarter, a year-over-year increase of $5.3 billion or 282 percent and an increase of $1.8 billion compared with the first quarter of 2003. Refinanced loans accounted for 75 percent of second quarter production, compared with 39 percent in the year earlier period and 70 percent during the first quarter. During the second quarter, our correspondent unit that was started in late 2002 originated approximately $2.0 billion or 28 percent of total production.

Our first mortgage servicing portfolio totaled $24.7 billion as of June 30, 2003, a year-over-year increase of 83 percent, reflecting strong production and limited servicing sales. We have been building the servicing portfolio in anticipation of rising interest rates and lower mortgage loan production. We expect that an increase in value of the servicing portfolio in a rising rate environment will help offset anticipated lower loan origination revenues. The balance sheet carrying value of our first mortgage servicing rights totaled $194.3 million as of June 30, 2003, or 0.79 percent of the underlying loan balance, compared to our weighted average servicing fee of 0.34 percent.

During the quarter, we recorded impairment on our first mortgage servicing asset, net of derivative gains and losses, of $11.7 million, compared with a net impairment of $2.5 million a year earlier and net impairment of $1.6 million during the first quarter. We believe the increased impairment was the result of high production and significant intra-quarter changes in interest rates. The GNMA mortgage coupon declined 0.87 percent from the beginning of the quarter to its trough and ended the quarter up 0.41 percent from that point. Given our hedging strategies, this type of rate volatility can cause additional derivative costs, although in total, we believe our overall hedging strategy in combination with strength in new origination volume is effective in materially offsetting mortgage servicing asset interest rate risk.

Reflecting the growth in our servicing portfolio as well as our quarter-end level of mortgage loans held for sale and current market conditions, we anticipate our second half production and mortgage banking segment net income will be strong.

Commercial Banking

Our commercial banking line of business earned $5.9 million in the second quarter of 2003, a quarterly record, an increase of $1.8 million or 45 percent compared with a year earlier and a $0.7 million increase over the first quarter of 2003. The increase in net income largely reflects year-over-year growth of $2.2 million or 12 percent in net interest income.

The commercial banking loan portfolio of $1.9 billion at June 30 increased $0.2 billion, or 11 percent year-over-year, and 3 percent over the first quarter of 2003. The net interest margin in the second quarter was 3.87 percent, compared with 4.08 percent during the second quarter of 2002 and 4.04 percent during the first quarter of 2003. Assuming no significant changes in interest rates through the end of the year, we would anticipate net interest margin during the second half of 2003 similar to that in the second quarter. Average core deposits of $1.6 billion during the second quarter were up 32.9 percent year-over-year, and up 6.6 percent over the prior quarter.

Included in second quarter net income was $1.3 million in provision for loan and lease losses, a year-over-year decrease of $1.0 million, reflecting slower loan growth and an improved outlook for our commercial loan portfolio. Net charge-offs totaled $1.2 million during the second quarter of 2003 or 0.25 percent of average loans on an annualized basis, compared with an annualized rate of 0.21 percent during the first quarter of 2003. Nonperforming assets decreased $2.1 million during the quarter to $19.8 million and thirty-day and greater delinquencies in our commercial portfolio totaled 0.32 percent at June 30, down from 0.66 percent at the end of March. Our allowance for loan and lease losses totaled $21.5 million, or 1.13 percent of outstanding loans and leases.

Home Equity Lending

Our home equity lending business lost $14.4 million during the second quarter of 2003, compared to its loss in the second quarter of 2002 of $4.5 million. The higher loss was principally the result of credit related impairment to the carrying value of residual assets comprised of loans with characteristics we no longer originate under our new underwriting guidelines. In November 2002, we tightened the guidelines for home equity originations significantly. The higher losses, additional provisions, and valuation adjustments in the second quarter were principally associated with the loans with risk and return characteristics we no longer originate. The loans originated since we tightened our guidelines continue to perform to our expectations.

The impairment of the residuals reflects our revised, less robust economic outlook as well as enhancements in modeling techniques for forecasting the level of post-recessionary credit losses. Specifically, we extended the period in which we believe the lingering effects of the recession and slow recovery in employment would elevate losses in this portfolio from an end point of March 2004 that we had used in our previous valuation, to a revised endpoint of December 2004 in the current models. We have based this assessment on current forecasts by third-party economists and recent commentary by the Federal Reserve with specific focus on the lagging effect of economic recovery on consumers and job recovery. In addition, we revised our estimate of the "base loss curves" or the underlying level of losses expected in the portfolio in a non-recessionary environment. These changes reflect the availability of additional historic data and consider the fact that our previous base loss curve had been developed during a period in the late 1990s that we now believe was characterized by unsustainable levels of economic activity and housing price appreciation. Our revised future loss estimates now assume that over the remaining period our loans will be outstanding that cumulative remaining losses will approximate 5 percent of the current remaining balances for our loan and line products with combined loan-to-values (CLTV) of less than 100 percent and approximately 15 percent for those products above 100, but below 125 percent CLTV. We anticipate a remaining weighted average life for these loans of approximately one and one half years. Due largely to these changes, we increased the assumptions for future losses embedded in the residual models and recognized $33.1 million of residual impairment during the quarter to reflect our modified outlook.

Our capitalized residual assets totaled $92.8 million as of June 30, 2003, compared with $132.0 million at the end of March and $183.3 million a year earlier. The $92.8 million valuation reflects approximately $124 million of anticipated undiscounted cash flows of which $102 million represents existing securitization overcollateralization and the remaining $22 million represents expected future net spread and prepayment penalties. Annualized net charge-offs in the residual portfolio during the second quarter were 6.14 percent--essentially the same as we had assumed in our March 31, 2003, residual valuation. Thirty-day and greater delinquencies for loans in the residual portfolio totaled 8.66 percent, compared with 8.05 percent as of March 31, 2003.

Net charge-offs for our on-balance sheet home equity portfolio, largely underwritten under new credit guidelines since late 2002, totaled 2.58 percent on an annualized basis, up from 1.74 percent during the first quarter, largely reflecting seasoning. Our allowance for loan and line of credit losses totaled $25.1 million, or 3.45 percent of outstanding loans and lines. The thirty-day and greater delinquency ratio for the on-balance sheet portfolio increased on a sequential quarter basis to 2.70 percent, up from 2.66 percent as of March 31, 2003.

Loan origination volumes for the second quarter totaled $299.0 million, a 12 percent year-over-year increase compared with originations of $267.7 million a year earlier. We sold $242.2 million of whole loans during the quarter for a net gain on sale of $8.3 million; there were no whole loan sales during the second quarter of 2002. Our managed home equity portfolio totaled $1.7 billion at quarter-end, compared with $2.1 billion a year earlier. Our on-balance sheet loans and loans held for sale totaled $845.7 million, a 1 percent decrease from the end of the first quarter.

Commercial Finance

Our commercial finance line of business broke even during the second quarter, compared to income of $0.1 million during the same period in 2002. Earnings for the period were negatively affected by additional credit reserves for our U.S.-based broker portfolio and costs related to our decision to exit that distribution channel. We will continue to manage the existing broker-sourced lease portfolio while focusing our efforts in originating vendor-sourced small ticket leases in the U.S.

Our Canadian small ticket lease and U.S.-based franchise finance segments of this line of business performed as expected and earned $0.3 million and $1.3 million, respectively during the quarter.

Lease and loan fundings totaled $66.3 million in the second quarter compared to $46.2 million a year ago. Net interest margin was 5.45 percent in the second quarter, down from 5.47 percent during the first quarter. The equipment lease and loan portfolio totaled $399.4 million at June 30, 2003, a $19.4 million sequential quarter increase. The portfolio includes $112.2 million of U.S. broker-sourced leases that decreased by $9.4 million since March 31, 2003. Our allowance for loan and lease losses totaled $10.3 million, or 2.59 percent of outstanding loans and leases. Thirty-day and greater delinquencies were 0.91 percent as of June 30, 2003, compared with 0.98 percent at March 31.

Venture Capital

Irwin Ventures lost $0.1 million during the second quarter, compared with break-even results a year earlier. The company's investment portfolio had a $4.0 million carrying value as of June 30, 2003, or about 1 percent of consolidated equity capital.

About Irwin Financial

Irwin Financial Corporation (www.irwinfinancial.com) is an interrelated group of specialized financial services companies organized as a bank holding company, with a history tracing to 1871. The Corporation, through its major subsidiaries -- Irwin Mortgage Corporation, Irwin Union Bank, Irwin Home Equity Corporation, Irwin Commercial Finance, and Irwin Ventures -- provides a broad range of financial services to consumers and small businesses in selected markets in the United States and Canada.

About Forward-Looking Statements

This press release contains forward-looking statements and estimates that are based on management's expectations, estimates, projections, and assumptions. These statements and estimates include but are not limited to earnings estimates and projections of financial performance and profitability, and projections of business strategies and future activities. These statements involve inherent risks and uncertainties that are difficult to predict and are not guarantees of future performance. Words such as "anticipate(d)," "anticipation," "approximate(ly)," "assessment," "assume," "assuming," "assumption(s)," "believe," "can," "continue," "estimate(d)," "expect(ed)," "expectations," "extended," "forecast(s)," "forecast(ing)," "future," "guidance," "intend," "outlook," "over time," "project(ed)," "remaining," "strategies," "strategy," "will," "would," and similar expressions, are intended to identify forward-looking statements. We undertake no obligation to update publicly any of these statements in light of future events.

Actual future results may differ materially from what is projected due to a variety of factors including: potential changes and volatility in interest rates, which may affect consumer demand for our products and the success of our interest rate risk management strategies; changes in how we risk-weight certain assets based on our assessment of product performance over time; staffing fluctuations in response to product demand; the relative profitability of our lending operations; the valuation and management of our servicing portfolios, including short-term swings in valuation of such portfolios due to quarter-end secondary market interest rates, which are inherently volatile; refinancing opportunities, which may affect the prepayment assumptions used in our valuation estimates and which may affect loan demand; unanticipated deterioration in the credit quality of our assets; difficulties in delivering loans to the secondary market as planned; difficulties in expanding our business or raising capital and other funding sources as needed; competition from other financial service providers for experienced managers as well as for customers; changes in the value of companies in which we invest; changes in variable compensation plans related to the performance and valuation of lines of business where we have compensation systems tied to line of business performance; legislative or regulatory changes, including changes in the interpretation of regulatory capital rules, disclosure or consumer lending rules, or rules affecting corporate governance; changes in applicable accounting policies or principles or their application to our businesses; or governmental changes in monetary or fiscal policies.

IRWIN FINANCIAL CORPORATION
Selected Consolidated Financial Highlights
($'s in thousands, except per share data)
	Q2-2003	Q2-2002	$ Change	% Change	Q1-2003
Net Interest Income	$71,961	$47,717	$24,244	50.8%	$64,391
Provision for Loan and Lease Losses	(13,634)	(9,500)	(4,134)	(43.5)	(9,243)
Noninterest Income	74,269	47,063	27,206	57.8	69,599
Total Net Revenues	132,596	85,280	47,316	55.5	124,747
Noninterest Expense	111,230	72,219	39,011	54.0	105,600
Income before Income Taxes	21,366	13,061	8,305	63.6	19,147
Income Taxes	8,139	5,075	3,064	60.4	7,371
Net Income	$13,227	$7,986	$5,241	65.6	$11,776

Dividends on Common Stock	$1,957	$1,866	$91	4.9	$1,948

Diluted Earnings Per Share (30,819 Weighted Average Shares Outstanding)	$0.45	$0.28	0.17	60.7	$0.41
Basic Earnings Per Share (27,888 Weighted Average Shares Outstanding)	0.47	0.29	0.18	62.1	0.42
Dividends Per Common Share	0.0700	0.0675	0.0025	3.7	0.0700
Common Stock Market Price:
High	$26.50	$20.66	$5.84	28.3	$20.12
Low	19.26	17.65	1.61	9.1	15.95

Net Charge-Offs	$9,696	$4,599	$5,097	110.8	$6,127

Performance Ratios - Quarter to Date:
Return on Average Assets	1.00%	0.88%			1.00%
Return on Average Equity	14.22%	9.76%			12.92%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$136,352	$92,132	$44,220	48.0%
Provision for Loan and Lease Losses	(22,877)	(19,832)	(3,045)	(15.4)
Noninterest Income	143,868	98,415	45,453	46.2
Total Net Revenues	257,343	170,715	86,628	50.7
Noninterest Expense	216,830	142,181	74,649	52.5
Income before Income Taxes	40,513	28,534	11,979	42.0
Income Taxes	15,510	11,097	4,413	39.8
Income before Cumulative Effect of Change in Accounting Principle	25,003	17,437	7,566	43.4
Cumulative Effect of Change in Accounting Principle, Net of Tax	0	495	(495)	(100.0)
Net Income	$25,003	$17,932	$7,071	39.4

Dividends on Common Stock	$3,905	$3,725	$180	4.8

Diluted Earnings Per Share (30,711 Weighted Average Shares Outstanding)	$0.86	$0.67	0.19	28.4
Basic Earnings Per Share (27,839 Weighted Average Shares Outstanding)	0.90	0.69	0.21	30.4
Dividends Per Common Share	0.1400	0.1350	0.0050	3.7
Common Stock Market Price:
High	$26.50	$20.66	$5.84	28.3
Low	15.95	14.40	1.55	10.8
Closing	25.90	20.10	5.80	28.9

Net Charge-Offs	$15,823	$8,572	$7,251	84.6

Performance Ratios - Year to Date:
Return on Average Assets	1.01%	1.00%
Return on Average Equity	13.68%	11.98%

	June 30,	June 30,			March 31,
	2003	2002	$ Change	% Change	2003
Loans Held for Sale	$1,665,983	$437,147	$1,228,836	281.1%	$1,631,829
Loans and Leases in Portfolio	3,049,405	2,675,915	373,490	14.0	2,987,030
Allowance for Loan and Lease Losses	(57,935)	(37,286)	(20,649)	(55.4)	(54,184)
Total Assets	5,530,153	3,830,433	1,699,720	44.4	5,365,932
Total Deposits	3,349,077	2,257,259	1,091,818	48.4	3,025,604
Shareholders' Equity	384,835	329,275	55,560	16.9	371,480
Shareholders' Equity available to Common Shareholders (per share)	13.76	11.87	1.89	15.9	13.35
Average Equity/Average Assets (YTD)	7.41%	8.38%			7.76%
Tier I Capital	$485,342	$423,613	$61,730	14.6	$475,308
Tier I Leverage Ratio	9.10%	11.43%			9.84%
Total Risk-based Capital Ratio	13.54%	12.47%			13.43%
Nonperforming Assets to Total Assets	0.74%	0.57%			0.81%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Mortgage Banking	Q2-2003	Q2-2002	$ Change	% Change	Q1-2003
Net Interest Income	$20,904	$7,659	$13,245	172.9%	$16,065
Recovery of (Provision for) Loan Losses	(83)	(52)	(31)	(59.6)	53
Gain on Sales of Loans	111,511	35,406	76,105	214.9	91,228
Gain (loss) on Sale of Servicing	(4)	9,809	(9,813)	(100.0)	4
Loan Servicing Fees, Net of Amortization Expense	(14,076)	1,403	(15,479)	(1103.3)	(10,480)
Impairment of Servicing Assets, Net of Derivative gains	(11,736)	(2,544)	(9,192)	(361.3)	(1,633)
Other Revenues	3,128	1,288	1,840	142.9	1,864
Total Net Revenues	109,644	52,969	56,675	107.0	97,101

Salaries, Pension, and Other Employee Expense	44,957	23,121	21,836	94.4	41,111
Other Expenses	26,916	14,785	12,131	82.0	24,101
Income Before Income Taxes	37,771	15,063	22,708	150.8	31,889
Income Taxes	14,530	5,879	8,651	147.2	12,250
Net Income	$23,241	$9,184	$14,057	153.1	$19,639

Total Mortgage Loan Originations:	$7,237,670	$1,897,162	$5,340,508	281.5	$5,477,292
Percent retail	26.82%	33.99%			27.06%
Percent wholesale	42.48%	58.99%			49.54%
Percent brokered	2.58%	7.01%			2.68%
Percent correspondent	28.12%	na			20.72%
Refinancings as a Percentage of Total Originations	75.07%	39.23%			70.27%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$36,969	$15,833	$21,136	133.5%
Recovery of (Provision for) Loan Losses	(30)	(202)	172	85.1
Gain on Sales of Loans	202,739	73,853	128,886	174.5
Gain on Sale of Servicing	0	9,716	(9,716)	(100.0)
Loan Servicing Fees, Net of Amortization Expense	(24,555)	4,017	(28,572)	(711.3)
Impairment of Servicing Assets, Net of Derivative gains	(13,369)	62	(13,431)	(21662.9)
Other Revenues	4,993	3,182	1,811	56.9
Total Net Revenues	206,747	106,461	100,286	94.2

Salaries, Pension, and Other Employee Expense	86,068	44,589	41,479	93.0
Other Expenses	51,018	29,729	21,289	71.6
Income Before Income Taxes	69,661	32,143	37,518	116.7
Income Taxes	26,780	12,621	14,159	112.2
Net Income	$42,881	$19,522	$23,359	119.7

Total Mortgage Loan Originations:	$12,714,962	$3,846,556	$8,868,406	230.6
Percent retail	26.93%	34.79%
Percent wholesale	45.52%	58.50%
Percent brokered	2.63%	6.71%
Percent correspondent	24.93%	na
Refinancings as a Percentage of Total Originations	73.00%	46.33%

	June 30,	June 30,			March 31,
	2003	2002	$ Change	% Change	2003
Owned Servicing Portfolio Balance	$24,700,125	$13,466,335	$11,233,790	83.4%	$20,402,080
Weighted average interest rate	6.08%	7.01%			6.37%
Delinquency ratio (30+ days):	4.26%	5.77%			4.22%
Conventional	1.80%	1.73%			1.69%
Government	8.41%	8.48%			7.77%
Loans Held for Sale	$1,542,863	$437,147	$1,105,716	252.9	$1,517,671
Servicing Asset	194,288	192,455	1,833	1	184,789

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Banking	Q2-2003	Q2-2002	$ Change	% Change	Q1-2003
Net Interest Income	$19,438	$17,283	$2,155	12.5%	$19,027
Provision for Loan and Lease Losses	(1,333)	(2,340)	1,007	43.0	(1,580)
Other Revenues	5,645	4,134	1,511	36.6	5,129
Total Net Revenues	23,750	19,077	4,673	24.5	22,576

Salaries, Pension, and Other Employee Expense	8,716	7,572	1,144	15.1	8,925
Other Expenses	5,250	4,870	380	7.8	4,980
Income Before Income Taxes	9,784	6,635	3,149	47.5	8,671
Income Taxes	3,904	2,576	1,328	51.6	3,460
Net Income	$5,880	$4,059	$1,821	44.9	$5,211

Net Charge-offs	$1,167	$603	$564	93.5	$946
Net Interest Margin	3.87%	4.08%			4.04%

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$38,465	$33,374	$5,091	15.3%
Provision for Loan and Lease Losses	(2,913)	(4,510)	1,597	35.4
Other Revenues	10,774	8,499	2,275	26.8
Total Net Revenues	46,326	37,363	8,963	24.0

Salaries, Pension, and Other Employee Expense	17,641	14,672	2,969	20.2
Other Expenses	10,230	9,803	427	4.4
Income Before Income Taxes	18,455	12,888	5,567	43.2
Income Taxes	7,364	5,000	2,364	47.3
Net Income	$11,091	$7,888	$3,203	40.6

Net Charge-offs	$2,113	$1,318	$795	60.3
Net Interest Margin	3.95%	4.09%

	June 30,	June 30,			March 31,
	2003	2002	$ Change	% Change	2003
Securities and Short-Term Investments	$114,102	$15,544	$98,558	634.1%	$136,360
Loans and Leases	1,900,975	1,711,395	189,580	11.1	1,849,778
Allowance for Loan and Lease Losses	(21,525)	(17,836)	(3,689)	(20.7)	(21,359)

Interest-Bearing Deposits	1,681,787	1,407,276	274,511	19.5	1,633,787
Noninterest-Bearing Deposits	247,189	191,842	55,347	28.9	233,386

Commercial Loan Delinquency Ratio (30+ days):	0.32%	0.07%			0.66%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business
($'s in thousands)
Home Equity Lending	Q2-2003	Q2-2002	$ Change	% Change	Q1-2003
Residual Asset Interest Income	$6,006	$8,789	($2,783)	(31.7)%	$6,963
Net Interest Income - Unsold Loans and Other	22,216	11,668	10,548	90.4	19,449
Provision for Loan Losses	(7,970)	(5,883)	(2,087)	(35.5)	(4,880)
Trading Losses	(33,131)	(5,757)	(27,374)	(475.5)	(17,789)
Gain on Sales of Loans, Including Points and Fees	8,280	363	7,917	2181.0	1,971
Servicing Income, net	1,772	1,898	(126)	(6.6)	772
Other Revenues	587	148	439	296.6	64
Total Net Revenues	(2,240)	11,226	(13,466)	(120.0)	6,550

Salaries, Pension, and Other Employee Expense	12,664	10,700	1,964	18.4	13,062
Other Expense	9,146	8,078	1,068	13.2	9,318
Loss Before Income Taxes	(24,050)	(7,552)	(16,498)	(218.5)	(15,830)
Income Tax Benefit	(9,620)	(3,021)	(6,599)	(218.4)	(6,332)
Net Loss	($14,430)	($4,531)	($9,899)	(218.5)	($9,498)

Loan Volume	$298,955	$267,725	$31,230	11.7	$278,550
Loans Sold	242,235	0	242,235	na	86,068
Net Charge-offs (Loans Held for Investment)	5,827	2,682	3,145	117.3	3,367

	YTD-2003	YTD-2002	$ Change	% Change
Residual Asset Interest Income	$12,969	$18,068	($5,099)	(28.2)%
Net Interest Income - Unsold Loans and Other	41,665	20,522	21,143	103.0
Provision for Loan Losses	(12,850)	(12,460)	(390)	(3.1)
Trading Losses	(50,919)	(13,059)	(37,860)	(289.9)
Gain on Sales of Loans, Including Points and Fees	10,250	8,084	2,166	26.8
Servicing Income, net	2,544	3,768	(1,224)	(32.5)
Other Revenues	651	404	247	61.1
Total Net Revenues	4,310	25,327	(21,017)	(83.0)

Salaries, Pension, and Other Employee Expense	25,726	22,628	3,098	13.7
Other Expense	18,465	15,101	3,364	22.3
Loss Before Income Taxes	(39,881)	(12,402)	(27,479)	(221.6)
Income Tax Benefit	(15,952)	(4,961)	(10,991)	(221.5)
Net Loss	($23,929)	($7,441)	($16,488)	(221.6)

Loan Volume	$577,505	$514,462	$63,043	12.3
Loans Sold	328,303	180,780	147,523	81.6
Net Charge-offs (Loans Held for Investment)	9,194	5,055	4,139	81.9

	June 30,	June 30,			March 31,
	2003	2002	$ Change	% Change	2003
Home Equity Loans Held for Sale	$118,659	$0	$118,659	na %	$112,429
Home Equity Loans Held for Investment	727,064	648,097	78,967	12.2	739,399
Allowance for Loan and Lease Losses	(25,084)	(13,286)	(11,798)	(88.8)	(23,203)
Residual Asset	92,847	183,310	(90,463)	(49.3)	132,020
Servicing Asset	27,540	17,139	10,401	60.7	24,410
Managed Portfolio (on- and off- balance sheet)	1,698,876	2,098,678	(399,802)	(19.1)	1,843,266
Delinquency Ratio (30+ days)	5.68%	4.60%			5.55%
Managed Portfolio, including credit risk sold	$2,578,911	$2,409,686	$169,225	7.0	$2,548,166
Delinquency Ratio (30+ days)	4.60%	4.61%			4.74%

IRWIN FINANCIAL CORPORATION
Selected Financial Highlights By Line of Business (continued)
($'s in thousands)
Commercial Finance	Q2-2003	Q2-2002	$ Change	% Change	Q1-2003
Net Interest Income	$5,398	$3,726	$1,672	44.9%	$4,807
Provision for Loan and Lease Losses	(4,069)	(1,281)	(2,788)	(217.6)	(2,864)
Other Revenues	2,663	842	1,821	216.3	835
Total Net Revenues	3,992	3,287	705	21.4	2,778

Salaries, Pension, and Other Employee Expense	2,852	2,107	745	35.4	2,606
Other Expenses	1,202	928	274	29.5	722
Income (Loss) Before Income Taxes	(62)	252	(314)	(124.6)	(550)
Income Tax Expense (Benefit)	(63)	124	(187)	(150.8)	(290)
Net Income (Loss)	$1	$128	($127)	(99.2)	($260)

Net Charge-Offs	$2,659	$1,251	$1,408	112.5	$1,812
Net Interest Margin	5.45%	5.23%			5.47%
Total Fundings of Loans and Leases	$66,300	$46,184	$20,116	43.6	$57,609

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$10,205	$7,118	$3,087	43.4%
Provision for Loan and Lease Losses	(6,933)	(2,715)	(4,218)	(155.4)
Other Revenues	3,497	1,629	1,868	114.7
Total Net Revenues	6,769	6,032	737	12.2

Salaries, Pension, and Other Employee Expense	5,458	4,292	1,166	27.2
Other Expenses	1,923	1,596	327	20.5
Income (Loss) Before Income Taxes	(612)	144	(756)	(525.0)
Income Tax Expense (Benefit)	(353)	131	(484)	(369.5)
Income Before Cumulative Effect of Change in Accounting Principle	(259)	13	(272)	(2092.3)
Cumulative Effect of Change in Accounting Principle	0	495	(495)	(100.0)
Net Income (Loss)	($259)	$508	($767)	(151.0)

Net Charge-Offs	$4,471	$2,129	$2,342	110.0
Net Interest Margin	5.73%	5.16%
Total Fundings of Loans and Leases	$123,909	$85,863	$38,046	44.3

	June 30,	June 30,			March 31,
	2003	2002	$ Change	% Change	2003
Investment in Loans and Leases	$399,358	$301,285	$98,073	32.6	$379,985
Allowance for Loan and Lease Losses	(10,325)	(5,254)	(5,071)	(96.5)	(8,840)
Weighted Average Yield	9.90%	10.68%			10.00%
Delinquency ratio (30+ days)	0.91%	1.37%			0.98%

Venture Capital	Q2-2003	Q2-2002	$ Change	% Change	Q1-2003
Net Interest Incomes	$2	$12	($10)	(83.3)%	$7
Mark to Market Adjustment on Investments	(162)	0	(162)	na	(2,259)
Other Revenues	(68)	117	(185)	(158.1)	147
Total Net Revenues	(228)	129	(357)	(276.7)	(2,105)

Operating Expenses	4	135	(131)	(97.0)	108
Income (Loss) Before Income Taxes	(232)	(6)	(226)	(3766.7)	(2,213)
Income Tax Expense (Benefit)	(96)	(2)	(94)	(4700.0)	(885)
Net Income (Loss)	($136)	($4)	($132)	(3300.0)	($1,328)

	YTD-2003	YTD-2002	$ Change	% Change
Net Interest Income	$9	$22	($13)	(59.1)%
Mark to Market Adjustment on Investments	(2,421)	(1,465)	(956)	(65.3)
Other Revenues	79	309	(230)	(74.4)
Total Net Revenues	(2,333)	(1,134)	(1,199)	(105.7)

Operating Expenses	111	298	(187)	(62.8)
Income (Loss) Before Income Taxes	(2,444)	(1,432)	(1,012)	(70.7)
Income Tax Expense (Benefit)	(980)	(573)	(407)	(71.0)
Net Income (Loss)	($1,464)	($859)	($605)	(70.4)

	June 30,	June 30,			March 31,
	2003	2002	$ Change	% Change	2003
Investment in Portfolio Companies (cost)	14,571	11,554	3,017	26.1	13,964
Mark to Market Adjustment	(10,543)	(5,401)	(5,142)	(95.2)	(10,381)
Carrying Value - Portfolio Companies	$4,028	$6,153	($2,125)	(34.5)	$3,583